Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Announces First Sale of EcaFlo(TM) Equipment under New Supply Agreement with Layne Christensen Company

Thursday January 26, 9:30 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Jan. 26, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced the sale of its first EcaFlo(TM) Model 080 to Layne Christensen Company (NASDAQ: LAYN - News). The sale of IET's EcaFlo(TM) equipment to Layne Christensen, a leading water resources company, is the result of IET entering into a two-year supply agreement with Layne. IET will deliver the equipment to Layne's associated labs in Ottawa, Kansas, where empirical data will be compiled for Layne's use in developing effective sales strategies for furthering EcaFlo(TM) equipment applications and sales.

Anolyte, produced by EcaFlo(TM) equipment, effectively controls bacteria and other microorganisms in an economically viable and environmentally responsible manner. IET will support Layne's efforts to develop systems that replace chemical biocides, traditionally used in water treatment processes, with anolyte.

IEVM President and CEO, Mr. William Prince, commented, "This sale of our EcaFlo(TM) equipment is indicative of why Layne Christensen, through their approach to incorporating innovative technology, is a leading water resource provider." Prince further stated, "We look forward to working with Layne in support of their numerous water treatment markets."

About Integrated Environmental Technologies, Ltd. and its wholly owned operating subsidiary I.E.T., Inc.:

1) EcaFlo(TM) Division - IET is licensed in the United States by

Electro-Chemical Technologies, Ltd. This division designs, markets, sells and assembles equipment under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA), that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

To learn more about IEVM's EcaFlo(TM) Division, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale of the Model 080 unit, future opportunities and any other effect, result or aspect of EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the Company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

president@ietltd.net

Source: Integrated Environmental Technologies, Ltd.